Exhibit 99.1

At West Corporation:	At Intrado:
David Pleiss	Rebecca Bessette
(402) 963-1500	(720) 494-6143
dmpleiss@west.com	rebecca.bessette@intrado.com

West Corporation Completes Intrado Acquisition

OMAHA, NE and LONGMONT, CO, April 4, 2006 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced it has completed the acquisition of Intrado Inc. (NASDAQ: TRDO) after Intrado’s shareholders voted in favor of the transaction in a special shareholders meeting held earlier today. Pursuant to the purchase agreement signed on January 29, 2006, West paid $26.00 per Intrado share in cash.

Intrado is North America’s primary provider of 9-1-1 infrastructure systems and services, as well as innovative solutions for telecommunications providers and public safety organizations. Based in Longmont, Colorado, Intrado provides uninterrupted mission critical services to all major United States telecommunications providers.

Since it was founded in 1979, Intrado’s primary focus has been on improving the quality of 9-1-1 service delivery. Intrado’s many contributions to 9-1-1 include the introduction of new technology and processes that have driven 9-1-1 data and service quality to all time highs. The company helped to harden the 9-1-1 infrastructure resulting in greater system availability and security. It has also been at the forefront of developing new 9-1-1 services for emerging communications technologies like Voice over IP, working to ensure that anyone can call 9-1-1 from any device and get help. Most recently, Intrado began to deploy a new emergency communications services architecture for the 21st century, one that will support a whole host of new communications demands and technologies.

Intrado will operate as part of West’s Communications Services segment. Intrado co-founders, George Heinrichs and Stephen Meer, will continue in their roles as President and Chief Technical Officer of Intrado, respectively.

“The addition of Intrado’s 9-1-1 and other public safety services introduces a unique, new way to leverage West’s infrastructure, while offering additional cross selling opportunities,” stated Tom Barker, Chief Executive Officer of West Corp. “We expect to begin integration efforts immediately and look forward to realizing these benefits for our shareholders.”

“We are enthused about being part of West,” said Mr. Heinrichs. “Our expanded resources will enable Intrado to speed the delivery of innovative new products and provide enhanced services for our customers, partners and the general public.”

Conference Call

West Corporation expects to close on the previously announced acquisition of Raindance Communications later this week. With the Raindance closing announcement, the company will announce the date and time of a conference call to discuss financing details and the impact of both acquisitions on 2006 guidance.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of over 28,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.

About Intrado

For more than twenty five years, telecommunications providers, public safety organizations and government agencies have turned to Intrado for their communications needs. Intrado provides the core of the nation’s 9-1-1 network and delivers innovative solutions to communications service providers and public safety organizations, including complex data management, network transactions, wireless data services and notification services. The company’s unparalleled industry knowledge and experience reduce the effort, cost and time associated with providing reliable information for 9-1-1, safety and mobility applications. Additional information on Intrado, its products and services, and past press releases can be found at the Company’s Web site: www.intrado.com

This press release contains forward looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. In particular, the statements set forth above regarding the expected realization and timing of integration efforts, the delivery of new and enhanced products and services, the timing of the Raindance acquisition, as well as the assumptions underlying or relating to such expectations, are forward-looking statements. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include West’s ability to integrate or achieve the objectives of the Intrado and Raindance acquisitions, West’s ability to complete future acquisitions, competition in West’s highly competitive industries, extensive regulation in many of West’s markets, West’s ability to recover on its charged-off consumer receivables, capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of any revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology, West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commissions including West’s annual report on Form 10-K for the year ended December 31, 2005. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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